UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[ ]	Soliciting Material pursuant to §240.14a-11(c) of §240.14a-12

VORNADO REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VORNADO REALTY TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

2005

888 Seventh Avenue
New York, New York 10019

Notice of Annual Meeting of Shareholders To Be Held May 18, 2005

To our Shareholders:

The Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the “Company”), will be held at the Saddle Brook Marriott, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, May 18, 2005, beginning at 12:30 P.M., local time, for the following purposes:

(1) To elect four persons to the Board of Trustees of the Company. Each person elected will serve for a term of three years and until his successor is duly elected and qualified.

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current year.

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Trustees of the Company has fixed the close of business on April 15, 2005 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

Please review the attached Proxy Statement and proxy card. Whether or not you plan to attend the meeting, your shares should be represented and voted. You may authorize your proxy by the Internet or by touch-tone phone as described on the proxy card. Alternatively, you may wish to sign the enclosed proxy card and return it in the accompanying envelope. You will not need to attach postage to the envelope if it is mailed in the United States. If you attend the meeting in person, you may revoke your proxy at that time and vote your own shares.

By Order of the Board of Trustees, Alan J. Rice Secretary April 27, 2005

888 Seventh Avenue
New York, New York 10019

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held May 18, 2005

The enclosed proxy is being solicited by the Board of Trustees (the “Board”) of Vornado Realty Trust, a Maryland real estate investment trust (“we,” “our” or the “Company”), for use at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 18, 2005, beginning at 12:30 P.M., local time, at the Saddle Brook Marriott, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663.

You may authorize your proxy over the Internet, by telephone or by executing and returning the enclosed proxy card. Once you authorize a proxy, you may revoke that proxy by (1) executing a later dated proxy card, (2) subsequently authorizing a proxy through the Internet or by telephone or (3) attending the Annual Meeting and voting in person. Attending the Annual Meeting without submitting a new proxy or voting in person will not automatically revoke your prior authorization of your proxy. Only the last vote of a shareholder will be counted.

The Company will pay the cost of soliciting proxies. We have hired Mackenzie Partners, Inc. to solicit proxies, for a fee not to exceed $5,000. In addition to solicitation by mail, by telephone and by Internet, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing. If you hold shares in “street name” (i.e., through a bank, broker or other nominee), you will receive instructions from your nominee which you must follow in order to have your proxy authorized or you may contact your nominee directly to request these instructions.

Only shareholders of record at the close of business on April 15, 2005 are entitled to notice of and to vote at the Annual Meeting. We refer to this date as the “record date.” On that date there were 129,868,932 of our outstanding common shares of beneficial interest, par value $0.04 per share (the “Shares”). Holders of Shares as of the record date are entitled to one vote per Share on each matter properly submitted at the Annual Meeting.

If you would like to attend the Annual Meeting in person, you will need to bring an account statement or other evidence acceptable to us of ownership of your Shares as of the close of business on the record date. If you hold Shares in “street name” and wish to vote at the Annual Meeting, you will need to contact your nominee and obtain a proxy from your nominee and bring it to the Annual Meeting.

The holders of a majority of the outstanding Shares at the close of business on the record date, present in person or by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. A broker non-vote and any proxy marked “withhold authority” or an abstention, as applicable, will have no effect on the result of the vote but the Shares represented thereby will count for purposes of determining a quorum.

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The principal executive office of the Company is located at 888 Seventh Avenue, New York, New York 10019. The accompanying Notice of the Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy will first be mailed on or about April 27, 2005, to the Company’s shareholders of record as of the close of business on April 15, 2005.

PROPOSAL 1: ELECTION OF TRUSTEES

Trustees Standing for Election

The Company’s Board currently has nine trustees as members. On April 18, 2005, our Board, on the recommendation of our Corporate Governance and Nominating Committee, approved an increase in the number of trustees to 10 members effective immediately following the Annual Meeting. In addition, the Board nominated Ronald Targan, Robert H. Smith, Anthony W. Deering and Michael Lynne for election at our Annual Meeting to the class of trustees to serve until 2008. Messrs. Targan and Smith have previously served as trustees of the Company. Messrs. Deering and Lynne were suggested to the Corporate Governance and Nominating Committee upon the recommendation of our Chief Executive Officer, Mr. Steven Roth. Mr. Stanley Simon, a trustee with the Company and its predecessors since 1960, is retiring from the Board effective immediately following the annual meeting. The Company’s organizational documents provide that the trustees of the Company are divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board. One class of trustees is elected at each Annual Meeting to hold office for a term of three years and until their successors have been duly elected and qualified.

Unless otherwise directed in the proxy, each of the persons named in the enclosed proxy will vote such proxy for the election of the four nominees listed below as trustees. If any nominee at the time of election is unavailable to serve, it is intended that each of the persons named in the proxy will vote for an alternate nominee who will be nominated by our Corporate Governance and Nominating Committee and designated by the Board. Proxies may be voted only for the nominees named or such alternates. We do not currently anticipate that any nominee for trustee will be unable to serve as trustee.

Under the Company’s Amended and Restated Bylaws (the “Bylaws”), the affirmative vote of a plurality of all the votes cast at the Annual Meeting, if a quorum is present, is sufficient to elect a trustee. Under Maryland Law, proxies marked “withhold authority” will be counted for the purpose of determining the presence of a quorum but will have no effect on the result of the vote. A broker non-vote will have no effect on the result of the vote.

The Board of Trustees recommends that shareholders vote “FOR” approval of the election of each of the nominees listed below to serve as trustee until the Annual Meeting of Shareholders in 2008 and until his respective successor has been duly elected and qualified.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    3

The following table lists the nominees and the other present members of the Board. All of the nominees other than Anthony W. Deering and Michael Lynne are currently members of the Board. For each such person, the table lists the age, principal occupation, position presently held with the Company, if any, and the year in which the person first became or was nominated to become a trustee of the Company or a director of its predecessor, Vornado, Inc.

				Year First
		Principal Occupation	Year Term	Appointed
		and, if applicable, Present Position	Will	or Nominated
Name	Age	with the Company	Expire	as Trustee

Nominees for Election to Serve as Trustees Until the Annual Meeting in 2008
Ronald Targan(1)(2)(3)	78	President of Malt Products Corporation of New Jersey	2008	1980
Robert H. Smith(4)	76	Chairman of the Charles E. Smith Commercial Realty	2008	2002
		Division of the Company; Trustee of Archstone-Smith
		Trust
Anthony W. Deering(1)(2)	60	Chairman of Exeter Capital, LLC; previously, Chairman and	2008	2005
		Chief Executive Officer of The Rouse Company
Michael Lynne(1)	64	Co-Chairman and Co-Chief Executive Officer of	2008	2005
		New Line Cinema Corporation

Present Trustees Elected to Serve Until the Annual Meeting in 2007
David Mandelbaum(1)(5)	69	A member of the law firm of Mandelbaum & Mandelbaum,	2007	1979
		P.C.; a general partner of Interstate Properties (“Interstate”)
Dr. Richard R. West(1)(2)(3)(5)	67	Dean Emeritus, Leonard N. Stern School of Business,	2007	1982
		New York University
Robert P. Kogod	73	Trustee of Archstone-Smith Trust	2007	2002

Present Trustees Elected to Serve Until the Annual Meeting in 2006
Steven Roth(4)	63	Chairman of the Board and Chief Executive Officer of	2006	1979
		the Company; Managing General Partner of Interstate
Michael D. Fascitelli(4)	48	President of the Company	2006	1996
Russell B. Wight, Jr.(1)(4)(5)	65	A general partner of Interstate	2006	1979

(1)	Independent pursuant to the rules of the New York Stock Exchange (“NYSE”) as determined by vote of the Board of Trustees.

(2)	Member of the Audit Committee of the Board.

(3)	Member of the Compensation Committee of the Board.

(4)	Member of the Executive Committee of the Board.

(5)	Member of the Corporate Governance and Nominating Committee.

Assuming each of their election as trustees, Mr. Targan is expected to be appointed to the Compensation Committee and Mr. Deering is expected to be appointed to the Audit Committee.

4    VORNADO REALTY TRUST    2005 PROXY STATEMENT

BIOGRAPHIES OF OUR TRUSTEES

Mr. Targan has been the President of Malt Products Corporation of New Jersey (a producer of malt syrup) since 1962. From 1964 until July 2002, Mr. Targan was a member of the law firm of Schechner and Targan, P.A.

Mr. Smith was appointed a trustee of the Company and the Chairman of the Charles E. Smith Commercial Realty Division of the Company on January 1, 2002, the date Charles E. Smith Commercial Realty L.P. merged into a subsidiary of the Company. Previously, Mr. Smith was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Commercial Realty L.P. from October 1997 until December 2001. Mr. Smith is also a trustee of Archstone-Smith Trust (a real estate investment trust).

Mr. Deering is Chairman of Exeter Capital, LLC, a private investment firm. He previously served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large public national real estate company, which merged with General Growth Properties in November, 2004. With The Rouse Company since 1972, Mr. Deering was previously Vice President and Treasurer, Senior Vice President and Chief Financial Officer, and President and Chief Operating Officer.

Mr. Lynne is Co-Chairman and Co-Chief Executive Officer of New Line Cinema Corporation (a subsidiary of Time Warner Inc. and a motion picture company). He has served in this position since 2001. Prior to that, Mr. Lynne served as President and Chief Operating Officer of New Line Cinema since 1990.

Mr. Mandelbaum has been a member of the law firm of Mandelbaum & Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate (an owner of shopping centers and investor in securities and partnerships). Mr. Mandelbaum is also a director of Alexander’s, Inc. (“Alexander’s”) (a real estate investment trust).

Dr. West is Dean Emeritus of the Leonard N. Stern School of Business at New York University. He was a professor there from September 1984 until September 1995 and Dean from September 1984 until August 1993. Prior thereto, Dr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Dr. West is also a director of Alexander’s, Bowne & Co., Inc. (a commercial printing company) and 20 investment companies managed by Merrill Lynch Investment Managers.

Mr. Kogod was appointed a trustee of the Company on January 1, 2002, the date Charles E. Smith Commercial Realty L.P. merged into a subsidiary of the Company. Previously, Mr. Kogod was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Commercial Realty L.P. from October 1997 through December 2001. Mr. Kogod is also a trustee of Archstone-Smith Trust.

Mr. Roth has been Chairman of the Board and Chief Executive Officer of the Company since May 1989 and Chairman of the Executive Committee of the Board since April 1980. Since 1968, he has been a general partner of Interstate and, more recently, he has been its Managing General Partner. In March 1995, he became Chief Executive Officer of Alexander’s. Mr. Roth is also a director and Chairman of the Board of Alexander’s.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    5

Mr. Fascitelli has been the President and a trustee of the Company since December 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman Sachs & Co. (an investment banking firm) in charge of its real estate practice and was a vice president prior thereto. He is also a director and the President of Alexander’s.

Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a director of Alexander’s.

RELATIONSHIPS AMONG OUR TRUSTEES

Mr. Smith and Mr. Kogod are brothers-in-law. The Company is not aware of any other family relationships among any trustees or executive officers of the Company or persons nominated or chosen by the Company to become trustees or executive officers.

In connection with the January 1, 2002 merger of Charles E. Smith Commercial Realty L.P. into a subsidiary of the Company, Mr. Roth, Mr. Fascitelli and Interstate, who collectively beneficially own, as of April 15, 2005, 21,739,844 Shares representing 16.74% of the outstanding Shares, entered into an agreement with Mr. Smith, Mr. Kogod and Charles E. Smith Commercial Realty L.L.C. pursuant to which they are obligated to vote all Shares which they own (or over which they exercise voting control) in favor of the election of Mr. Smith and Mr. Kogod (or their permitted designees) to the Board until the earlier to occur of (i) January 1, 2008 or (ii) the date on which, under the terms of the agreement for the above merger, none of Mr. Smith, Mr. Kogod or their respective designees is entitled to be nominated for election to the Board. Under the terms of the merger agreement, upon the death of Mr. Smith, the Smith family will no longer have the right to designate a nominee for election to the Board, and upon the death of Mr. Kogod, the Kogod family will no longer have the right to designate a nominee for election to the Board. In the event of the deaths of both Mr. Smith and Mr. Kogod, the Smith and Kogod families will have the right, jointly, to appoint one designee approved by the Company to complete any unexpired term and to be nominated for election as a trustee for the remaining period that Mr. Smith and Mr. Kogod would have been entitled to be nominated for election to the Board. Furthermore, if the members of the Smith family or the Kogod family and their permitted transferees beneficially own less than 75% in number of the Vornado Realty L.P. Class A Units issued to such family in the merger, the Company will no longer be obligated to provide Mr. Smith or Mr. Kogod, respectively, or their designees, the rights described above. Upon the termination of such rights, the obligations of Mr. Roth, Mr. Fascitelli and Interstate under the voting agreement will terminate.

Messrs. Roth, Wight and Mandelbaum are each general partners of Interstate. Since 1992, Vornado has managed all the operations of Interstate for a fee as described in greater detail under “Certain Relationships and Related Transactions –Transactions Involving Interstate Properties.”

CORPORATE GOVERNANCE

The Company has been continuously listed on the NYSE since January 1962 and is subject to the NYSE’s Corporate Governance Standards.

6    VORNADO REALTY TRUST    2005 PROXY STATEMENT

The Board has determined that Messrs. Deering, Lynne, Mandelbaum, Targan and Wight and Dr. West are independent under the Corporate Governance Rules of the NYSE making six out of the 10 of the Company’s trustees independent assuming the election of the trustees nominated. The Board reached its conclusion after considering all applicable relationships between or among such trustees and the Company or management of the Company. These relationships are described in the sections of this proxy statement entitled “Relationships Among Our Trustees” and “Certain Relationships and Related Transactions.” Among other factors considered by the Board in making its determinations regarding independence was the Board’s determination that these trustees met all the bright-line requirements of the NYSE Corporate Governance Rules as well as the categorical standards adopted by the Board in the Company’s Corporate Governance Guidelines.

As part of its commitment to good corporate governance, the Board of Trustees has adopted the following committee charters and policies:

  Audit Committee Charter
  Compensation Committee Charter
  Corporate Governance and Nominating Committee Charter
  Corporate Governance Guidelines
  Code of Business Conduct and Ethics

The Company has made available on its website (www.vno.com) copies of these charters, guidelines and policies and included copies of each as an attachment to our proxy statement for our 2004 Annual Meeting. We will post any future changes to these charters, guidelines and policies to the Company’s website and may not otherwise publicly file such changes. Our regular filings with the Securities and Exchange Commission (“SEC”) and our trustees’ and executive officers’ filings under Section 16(a) of the Securities Exchange Act of 1934 are also available on the Company’s website.

COMMITTEES OF THE BOARD OF TRUSTEES

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Other than the Executive Committee, each committee is comprised solely of independent trustees.

The Board held 14 meetings during 2004. Each trustee attended at least 75% of the combined total of the meetings of the Board and all committees on which he served during 2004.

In addition to full meetings of the Board, non-management trustees met two times in sessions without members of management present. During these meetings, the independent trustees selected their own presiding member. The Company does not have a policy with regard to trustees’ attendance at Annual Meetings of Shareholders. All of the Company’s trustees were present at the 2004 Annual Meeting of Shareholders.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    7

Executive Committee

The Executive Committee possesses and may exercise certain powers of the Board in the management of the business and affairs of the Company. During 2004, the Executive Committee consisted of five members, Messrs. Roth, Fascitelli, Simon, Smith and Wight. Mr. Roth is the Chairman of the Executive Committee. The Executive Committee did not meet in 2004. With the retirement of Mr. Simon, the size of the Executive Committee is expected to be reduced to four members.

Audit Committee

The Board has adopted a written Audit Committee Charter, which sets forth the membership requirements of the Audit Committee, among other matters. The Board has determined that all existing and proposed Audit Committee members meet the NYSE and SEC standards for independence and the NYSE standards for financial literacy. In addition, at all times at least one member of the Audit Committee meets the NYSE standards for financial management expertise.

The Board has determined that Dr. West is an “audit committee financial expert,” as defined by SEC Regulation S-K, and thus, has at least one such individual serving on its Audit Committee. The Board reached this conclusion based on his relevant experience, as described above under “Trustees Standing for Election.”

The Audit Committee’s purposes are to (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the independent auditors and the Company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in the Company’s annual proxy statement. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting and other procedures. The Audit Committee, which held five meetings during 2004, consisted of three members in 2004, Dr. West and Messrs. Simon and Targan. Assuming his election to the Board, Mr. Deering is expected to be appointed to replace Mr. Simon upon Mr. Simon’s retirement from the Board. Dr. West is the Chairman of the Audit Committee. Persons interested in contacting our Audit Committee members with regard to accounting, auditing or financial concerns will find information on how to do so on our website (www.vno.com).

Compensation Committee

The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company’s 2002 Omnibus Share Plan. The Committee, which held one meeting (and acted twice by written consent) during 2004, consisted during 2004 of two members, Mr. Simon and Dr. West. Mr. Simon was the

8    VORNADO REALTY TRUST    2005 PROXY STATEMENT

Chairman of the Compensation Committee. It is expected that Mr. Targan will be appointed to replace Mr. Simon and that Dr. West will serve as Chairman of the Compensation Committee. All existing and proposed members of the Compensation Committee are independent. The Board has adopted a written Compensation Committee Charter.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Mr. Wight, who chairs the committee, Mr. Mandelbaum and Dr. West. Each of the committee members is independent. The committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our governance principles. It will also annually review trustee compensation and benefits, and oversee annual self-evaluations of the Board and its committees. The committee also makes recommendations to the Board concerning the structure and membership of the other Board committees as well as management succession plans. The committee selects and evaluates candidates for the Board in accordance with the criteria set out in the Company’s Corporate Governance Guidelines and pursuant to the Corporate Governance and Nominating Committee Charter. The committee is then responsible for recommending to the full Board a slate of candidates for trustee positions for the full Board’s approval. Generally, candidates for a position as a member of the Board are suggested by existing Board members; however, the Corporate Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board sent to the Corporate Governance and Nominating Committee, c/o Alan J. Rice, Secretary, Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019.

* * * * *

Persons wishing to contact the independent members of the Board should call (866) 537-4644. A recording of each phone call to this number will be sent to one independent member of the Board who sits on the Audit Committee as well as to a member of management who may respond to any such call if the caller provides a return number. This means of contact should not be used for solicitations or communications with the Company of a general nature. Information on how to contact the Company generally is available on our website (www.vno.com).

2005 PROXY STATEMENT    VORNADO REALTY TRUST    9

PRINCIPAL SECURITY HOLDERS

The following table lists the number of Shares and Units as of April 15, 2005, beneficially owned by (i) each person who holds more than a 5% interest in the Company or the Operating Partnership (other than the Company), (ii) trustees of the Company, (iii) the executive officers of the Company defined as “Covered Executives” in “Executive Compensation” below, and (iv) the trustees and all executive officers of the Company as a group. “Units” are Class A units of limited partnership interest and other classes of units convertible into Class A units of limited partnership interest (collectively, “Units”) in Vornado Realty L.P., a Delaware limited partnership (the “Operating Partnership”).

		Number of
		Shares and Units
	Address of	Beneficially	Percent of	Percent of All
Name of Beneficial Owner	Beneficial Owner	Owned(1)(2)	All Shares(1)(2)(3)	Shares and Units(1)(2)(4)

Named Executive Officers and Trustees
Steven Roth(5)(6)(7)(8)	(9)	14,921,617	11.08%	9.91%
David Mandelbaum(5)	(9)	10,761,998	8.29%	7.38%
Russell B. Wight, Jr.(5)(10)	(9)	8,622,400	6.64%	5.92%
Michael D. Fascitelli(7)(8)(11)	(9)	7,171,598	5.30%	4.74%
Robert P. Kogod(7)(12)(13)	(9)	2,434,603	1.84%	1.67%
Robert H. Smith(7)(8)(12)(14)	(9)	2,403,614	1.82%	1.65%
Ronald Targan	(9)	750,000	*	*
David R. Greenbaum(7)(8)(15)	(9)	706,887	*	*
Sandeep Mathrani(7)(8)	(9)	103,095	*	*
Wendy Silverstein(7)(8)	(9)	98,461	*	*
Stanley Simon	(9)	75,000	*	*
Richard West(16)	(9)	27,385	*	*
Anthony W. Deering	(9)	—	*	*
Michael Lynne	(9)	—	*	*
All trustees and executive officers as
a group (19 persons)(7)(8)	(9)	33,070,924	22.65%	20.98%

Other Beneficial Owners
FMR Corp.(17)	82 Devonshire Street	8,216,892	6.33%	5.64%
(the parent company of	Boston, MA
Fidelity Management & Research	02109
Company)
Interstate Properties(5)	(9)	7,943,000	6.12%	5.45%
Cohen & Steers Capital Management,	757 Third Avenue	7,835,874	6.03%	5.38%
Inc.(18)	New York, NY
	10017
Stichting Pensioenfonds ABP(19)	Oude Lindestraat 70	6,962,000	5.36%	4.78%
	Postbus 2889
	6401 DL Heerlen
	The Netherlands

*Less than 1%.

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(1)	Unless otherwise indicated, each person is the direct owner of, and has sole voting power and sole investment power with respect to, such Shares and Units. Numbers and percentages in the table are based on 129,868,932 Shares and 15,895,441 Units (other than Units held by the Company) outstanding as of April 15, 2005.

(2)	In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned approximately 87% of the common limited partnership interest in, the Operating Partnership as of April 15, 2005. At any time after one year from the date of issuance (or two years in the case of certain holders), holders of Class A units of limited partnership interest (other than the Company) have the right to have their Class A units redeemed in whole or in part by the Operating Partnership for cash equal to the fair market value, at the time of redemption, of one Share for each Class A unit redeemed or, at the option of the Company, one Share for each Class A unit tendered, subject to customary anti-dilution provisions (the “Unit Redemption Right”). Holders of Class A units may be able to sell publicly Shares received upon the exercise of their Unit Redemption Right pursuant to registration rights agreements with the Company. The Company has filed registration statements with the SEC to register certain of the Shares issuable upon the exercise of the Unit Redemption Right.

(3)	The total number of Shares outstanding used in calculating this percentage assumes that all Shares that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the redemption of Units or conversion of Series A preferred shares of beneficial interest of the Company for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(4)	The total number of Shares and Units outstanding used in calculating this percentage assumes that all Shares and Units that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the conversion of Series A preferred shares of beneficial interest of the Company for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(5)	Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the three general partners, owns 7,943,000 Shares. These Shares are included in the total Shares and the percentage of class for each of them and for Interstate. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these Shares.

(6)	Includes 45,900 Shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and sole investment power. Does not include 36,000 Shares owned by Mr. Roth’s wife, as to which Mr. Roth disclaims any beneficial interest.

(7)	The number of Shares beneficially owned by the following persons includes the number of Shares indicated due to the vesting of options: Steven Roth—4,778,687; Michael D. Fascitelli—5,567,742; Robert H. Smith—33,037; Robert P. Kogod—209,165; David R. Greenbaum—429,661; Sandeep Mathrani—74,687; Wendy Silverstein—90,461; and all trustees and executive officers as a group—11,873,105.

(8)	The number of Shares beneficially owned by the following persons includes the number of shares of restricted stock indicated: Steven Roth—52,530; Michael D. Fascitelli—42,050; Robert H. Smith—14,450; David R. Greenbaum—11,000; Sandeep Mathrani—25,636; Wendy Silverstein—7,000; and all trustees and executive officers as a group—203,879.

(9)	The address of such person(s) is c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019.

(10)	Includes 36,800 Shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and sole investment power. Does not include 1,000 Shares owned by a child of Mr. Wight and 15,000 Shares owned by Mr. Wight’s wife. Mr. Wight disclaims any beneficial interest in these Shares.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    11

(11)	The number of Shares beneficially owned by Mr. Fascitelli includes 1,546,106 vested Shares underlying awards of convertible units. See “Executive Compensation—Employment Contracts—Michael D. Fascitelli.”

(12)	Includes 24,367 Shares as to which Mr. Kogod and Mr. Smith share investment power with their wives. Includes 34,717 units as to which Mr. Kogod and Mr. Smith share investment power with their wives and other persons. Includes 5,930 Units as to which Mr. Kogod and Mr. Smith share investment power.

(13)	Does not include 263,063 Shares and 130,952 Units owned by Mr. Kogod’s wife. Mr. Kogod disclaims any beneficial interest in these Shares and Units. Includes 1,060,532 Units as to which Mr. Kogod shares investment power with his wife and/or children.

(14)	Does not include 325,713 Units owned by Mr. Smith’s wife and/or children. Mr. Smith disclaims any beneficial interest in these Units. Includes 1,237,300 Units as to which Mr. Smith shares investment power with his wife.

(15)	Includes 47,948 Units as to which Mr. Greenbaum shares investment power with his wife. Does not include 16,909 Units owned by his wife and 78,060 Units owned by his children; Mr. Greenbaum disclaims any beneficial interest in these Units.

(16)	Dr. West and his wife own 3,000 of these Shares jointly. Also included are 1,385 Shares into which 1,000 Series A preferred shares of beneficial interest owned by Dr. West are convertible.

(17)	According to a Schedule 13G jointly filed on February 14, 2005, FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson, beneficially own and have sole dispositive power with respect to 8,216,892 Shares. The following FMR Corp. subsidiaries have beneficial ownership: Fidelity Management & Research Company, 7,537,280 Shares, with Edward C. Johnson 3d and the funds having sole dispositive power over such shares; with neither Mr. Johnson nor FMR Corp. having sole power to vote or direct the voting of such shares, and Fidelity Management Trust Company, 589,537 Shares, with Edward C. Johnson 3d and FMR Corp. each having sole dispositive power and sole voting power over such 589,537 Shares (except for 6,450 Shares). Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding stock of FMR Corp. The Johnson family represents 49% of the voting power of FMR Corp. Fidelity International Limited is the beneficial owner of 89,900 Shares and has the sole power to vote and dispose of these 89,900 Shares. The Johnson family has voting power over 39.89% of the shares of Fidelity International Limited.

(18)	According to an amendment to Schedule 13G jointly filed on February 14, 2005, Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. beneficially own and have sole dispositive power with respect to 7,835,874 Shares. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. and a 50% interest in Houlihan Rovers SA, an investment adviser that owns 37,218 Shares not reported in the above number.

(19)	Based on Amendment No. 2 to a Schedule 13G filed February 2, 2005, Stichting Pensioenfonds ABP has the sole power to vote or to direct the vote of, and to dispose or to direct the disposition of 6,962,000 Shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, certain classes of our equity securities with the SEC. Such trustees, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

12    VORNADO REALTY TRUST    2005 PROXY STATEMENT

Based solely on a review of the Forms 3, 4 and 5, and any amendments thereto, furnished to us, and on written representations from certain reporting persons, we believe that the only filing deficiencies under Section 16(a) by our trustees, executive officers and 10% shareholders in the year ended December 31, 2004 are as follows :

(a)	three late filings by Wendy Silverstein, an executive officer, with respect to three transactions;
(b)	one late filing by Michelle Felman, an executive officer, with respect to one transaction;
(c)	one late filing by Steven Roth, a trustee and executive officer, with respect to one transaction;
(d)	one late filing for David R. Greenbaum, an executive officer, with respect to one transaction;
(e)	one late filing for Michael D. Fascitelli, a trustee and executive officer, with respect to one transaction;
(f)	one late filing for Joseph Macnow, an executive officer, with respect to one transaction;
(g)	one late filing for Melvyn H. Blum, an executive officer, with respect to one transaction;
(h)	one late filing for Robert Kogod, a trustee, with respect to one transaction;
(i)	two late filings by Sandeep Mathrani, an executive officer, with respect to two transactions; and
(j)	three late filings by Robert H. Smith, a trustee and executive officer, with respect to three transactions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Trustees, composed of the undersigned independent trustees, operates pursuant to a written charter adopted in 2004 and is responsible for establishing the terms of the compensation of the Company’s executive officers and the granting of awards under the Company’s 2002 Omnibus Share Plan.

The Compensation Committee seeks to attract, motivate and retain the Company’s executive officers, including the Chief Executive Officer, through competitive compensation arrangements that provide strong financial incentives for the executive officers to maximize shareholder value and reinforce the alignment of management and shareholder interests. The Compensation Committee reviews executive compensation annually to ensure that the arrangements remain competitive and reflect the Company’s performance.

Certain of the Company’s executive officers have employment agreements that provide for a minimum base salary and other compensation arrangements. See “Executive Compensation—Employment Contracts” below for a summary of the terms of certain of these agreements. Employment agreements are reviewed and approved by the Compensation Committee prior to their execution. Increases for 2004 for the compensation of Mr. Sandeep Mathrani result from the negotiation of a new employment agreement. The Chief Executive Officer does not have an employment agreement with the Company.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    13

Management presents recommendations for compensation for all executive officers to the Compensation Committee. The Compensation Committee exercises its independent discretion in reviewing and approving executive officer compensation both individually and in the aggregate. Final compensation determinations for the past year are generally made based upon final financial results and performance for such year. From time to time, the Compensation Committee or management may seek the advice of compensation consultants that is presented to the Compensation Committee.

Compensation generally has three primary components: base salary, incentive bonus and long-term equity compensation.

Base Salaries

Base salaries for executive officers, including the Chief Executive Officer, are based on (i) the responsibilities of the position, (ii) the individual’s performance and perceived ability to influence the Company’s financial performance in the short and long-term and (iii) an evaluation of salaries for similar positions in companies of similar size, complexity and businesses as the Company.

Incentive Bonuses

Incentive bonuses are structured to further motivate executive officers, including the Chief Executive Officer, by establishing a relationship between the bonuses and the performance of the Company and the executive officer. Bonuses are typically determined based on (i) specific objective measures of the Company’s performance such as funds from operations and total shareholder return, (ii) specific objective measures of the individual’s performance such as the ability to meet established financial budgets and (iii) subjective measures of performance such as positioning the Company for short- and long-term growth through acquisitions, development and leasing activities. In determining the incentive bonuses for 2004, the Compensation Committee considered, in particular, the following factors: total return to shareholders during 2004 of approximately 46%, strong operating results, and other factors the Committee deemed appropriate. In particular, the Committee determined it appropriate to award significant one-time cash bonuses to four division heads in recognition of their contribution to the increase in shareholder value attributable to the success of the 731 Lexington Avenue development owned by Alexander’s, Inc. The cash bonus awarded to Mr. Roth is discussed below.

Long-term Equity Compensation

The Compensation Committee believes that the interests of the Company’s shareholders and executive officers, including the Chief Executive Officer, will be aligned if executive officers are given the opportunity to own the Company’s Shares through substantial option and restricted share awards that are granted on a fixed share basis without adjusting the number of shares granted to offset changes in the Company’s stock price. The Compensation Committee bases these awards on the same criteria used to determine base salary but may allocate any increases disproportionately to cash or equity compensation. These awards are a significant part of executive officer compensation packages and are granted annually.

14    VORNADO REALTY TRUST    2005 PROXY STATEMENT

Chief Executive Officer’s Compensation

Mr. Roth’s base salary of $1,000,000 was established in March 2001. The Compensation Committee believes that Mr. Roth’s base salary is consistent with the base salaries of other chief executive officers of companies of similar size and complexity.

Mr. Roth’s incentive bonus for 2004 was $2,000,000. He also received in February 2005 a grant with respect to 2004 of 11,500 restricted shares and options to acquire 115,550 common shares with an exercise price of $71.275 (the average of the high and low market price on the date of the grant). The incentive bonus amount and restricted share and option award were based on an evaluation of those factors previously described and were approved by the Compensation Committee. Mr. Roth’s total cash compensation in 2004 was $3,000,000. This compares to total cash compensation in 2003 of $2,000,000. His 50% increase in cash compensation in 2004 from 2003 appropriately reflects his and the Company’s performance in 2004, measured both objectively and subjectively, and the Company’s strategic growth position at December 31, 2004.

Policy Regarding Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to the company’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year which is not “performance based,” as defined in Section 162(m). The Compensation Committee believes that it is in the best interests of the Company and its shareholders to comply with the limitations of Section 162(m) to the extent practicable and consistent with retaining, attracting and motivating the Company’s executive officers. Accordingly, to maintain flexibility in compensating executive officers in a manner designed to promote the goals of the Company and its shareholders, the Compensation Committee has not adopted a policy that all executive compensation must be deductible. The deferred payments made to Mr. Fascitelli pursuant to his employment agreements and certain other compensation to the Company’s Chief Executive Officer and the four other most highly compensated executive officers do not meet the requirements of Section 162(m) and will thus be subject to the $1,000,000 limitation when paid.

The Compensation Committee of the Board of Trustees: STANLEY SIMON DR. RICHARD R. WEST

2005 PROXY STATEMENT    VORNADO REALTY TRUST    15

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Shares with the performance of the Standard & Poor’s 500 Index (the “S&P 500 Index”) and the National Association of Real Estate Investment Trusts’ (“NAREIT”) All Equity Index (excluding health care real estate investment trusts), a peer group index. The graph assumes that $100 was invested on December 31, 1999 in each of the Shares, the S&P 500 Index and the NAREIT All Equity Index and that all dividends were reinvested without the payment of any commissions. THERE CAN BE NO ASSURANCE THAT THE PERFORMANCE OF THE COMPANY’S SHARES WILL CONTINUE IN LINE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.

Comparison of Five-Year Cumulative Return

	1999	2000	2001	2002	2003	2004

Vornado Realty Trust	100	125	144	138	218	319
S&P 500 Index	100	91	80	62	80	89
The NAREIT All Equity Index(1)	100	126	144	149	205	270

(1) Excluding health care real estate investment trusts

16    VORNADO REALTY TRUST    2005 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table sets forth the compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers in 2004 and for each of the two preceding fiscal years (the “Covered Executives”).

SUMMARY COMPENSATION TABLE

						Long Term
		Annual Compensation				Compensation Awards

			Bonus		Other
			($)		Annual	Restricted		Securities	All Other
					Compen-	Share		Underlying	Compen-
Name and		Salary			sation(2)	Awards(3)		Options(4)	sation(5)
Principal Position	Year	($)	Regular	Special(1)	($)	($)		(#)	($)

Steven Roth	2004	1,000,000	2,000,000	—	—	823,226		115,500	68,437
Chairman and Chief	2003	1,000,000	1,000,000	—	—	1,325,709		—	65,341
Executive Officer	2002	1,000,000	800,000	—	—	1,291,875		—	77,680

Michael D. Fascitelli	2004	1,000,000	2,000,000	—	—	659,294		92,500	24,318
President	2003	1,000,000	900,000	—	—	1,061,715		—	22,121
	2002	1,000,000	700,000	—	—	26,033,500	(6)	—	8,906

David R. Greenbaum(1)	2004	575,000	500,000	4,500,000	—	178,188		25,000	33,492
President—New York	2003	540,000	400,000	—	—	286,950		—	34,163
Office Division	2002	525,000	350,000	—	—	258,375		—	32,382

Sandeep Mathrani(1)	2004	550,000	500,000	800,000	—	1,342,550		320,000	13,627
Executive Vice President—	2003	515,000	450,000	—	4,809	229,560		—	12,792
Retail Division	2002	425,283	250,000	—	16,875	1,206,700		225,000	7,892

Wendy Silverstein(1)	2004	425,000	400,000	600,000	—	109,764		15,400	15,855
Executive Vice President—	2003	400,000	300,000	—	—	176,474		—	14,977
Capital Markets	2002	360,000	300,000	—	—	172,250		—	14,466

(1)	One-time bonuses in connection with the successful leasing, development and financing of Alexander’s.

(2)	The amounts paid for 2003 and 2002 to Mr. Mathrani represent the excess of the dividend equivalent payments on the vested portion of 23,798 deferred stock units granted to Mr. Mathrani in 2002 over the payments that would have been made had the dividend equivalent payments on the vested units been based on the Company’s dividend on Shares.

(3)	Dividends are paid on both the vested and unvested portion of these restricted share or deferred stock unit awards. On February 8, 2005, the Covered Executives were awarded the following numbers of restricted shares for the 2004 compensation year: Steven Roth—11,550; Michael D. Fascitelli—9,250; David R. Greenbaum—2,500; Sandeep Mathrani—18,836 (2,000 restricted shares vest ratably over five years as described below and 16,836 restricted shares vest ratably over five years with one-third becoming vested in each of 2008, 2009 and 2010) (in connection with the renewal of his employment agreement as described below); and Wendy Silverstein—1,540. Except as provided above, the restricted shares vest ratably over five years with 20% of the restricted shares becoming vested in each of 2006, 2007, 2008, 2009, and 2010. In

2005 PROXY STATEMENT    VORNADO REALTY TRUST    17

2002, Mr. Fascitelli was awarded 626,566 convertible units (see note 6 below), all of which have vested. In 2002, under his prior employment agreement, Mr. Mathrani was awarded 23,798 deferred stock units, all of which have vested. The total numbers of restricted shares (including shares underlying deferred stock units) held by the Covered Executives as of December 31, 2004 are as follows (with the value of the restricted shares held in parentheses based on the closing price for the Company’s Shares on the NYSE at December 31, 2004): Steven Roth—53,100 ($4,092,503); Michael D. Fascitelli— 1,588,606 ($120,940,575); David R. Greenbaum—11,000 ($837,430); Sandeep Mathrani—8,800 ($669,944); and Wendy Silverstein—7,075 ($538,620). The restricted shares granted on February 8, 2005 are not included in the restricted shares held by Covered Executives as of December 31, 2004 (as indicated in this footnote) as such awards were made subsequent to December 31, 2004.

(4)	Options granted for 2004 vest ratably over five years with 20% of the options becoming exercisable on in each of 2006, 2007, 2008, 2009 and 2010. The options granted in 2002 are fully vested. Pursuant to his 2005 employment agreement, the Company granted Mr. Mathrani options to acquire 300,000 of the Company’s common shares at $71.275 per share (in addition to the 20,000 options granted to him for 2004). In addition, 100,000 options will be granted in each of 2006 and 2007 at the then prevailing market price. These options granted to Mr. Mathrani under his 2005 employment agreement will vest one-third in each of 2008, 2009 and 2010.

(5)	Represents annual amounts of (i) employer-paid contributions to the Company’s 401(k) retirement plan and (ii) Company-paid whole life insurance premiums. Employer contributions to the Company’s 401(k) retirement plan become fully vested after the completion of five years of eligible service. The whole life insurance policies provide coverage in an amount equal to the excess of the amount covered under the Company’s non-discriminatory group term life insurance benefit for all full-time employees (i.e., two times salary) over the benefit cap imposed by the term insurance carrier.

(6)	The amount for Mr. Fascitelli includes $25,000,000 representing a payment of 626,566 convertible units, the receipt of which has been deferred until December 31, 2006, subject to the terms of Mr. Fascitelli’s 2002 Unit Agreement, as amended. Each unit represents one Share. These 626,566 convertible units vested on December 31, 2002. Accordingly, 626,566 Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli. See “Employment Contracts—Michael D. Fascitelli.”

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OPTION GRANTS FOR 2004

The following table lists all grants of share options to the Covered Executives made in respect of services performed in 2004 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. All of such grants were made on February 8, 2005. The Company has not, to date, granted any share appreciation rights.

Option Grants for 2004

						Potential Realizable
						Value at
			Individual Grants			Assumed Annual
						Rates of
			% of Total			Share Price
	Number of		Options			Appreciation for
	Shares		Granted to			Option Term(2)
	Underlying		Employees	Exercise
	Options		in Fiscal	Price Per	Expiration
Name	Granted		Year	Share (1)	Date	5%	10%

Steven Roth	115,500		12%	$71.275	2/08/2015	$13,409,488	$21,352,369
Michael D. Fascitelli	92,500		10%	71.275	2/08/2015	10,739,200	17,100,382
David R. Greenbaum	25,000		3%	71.275	2/08/2015	2,902,487	4,621,725
Sandeep Mathrani	320,000	(3)	32%	71.275	2/08/2015	37,151,829	59,158,078
Wendy Silverstein	15,400		2%	71.275	2/08/2015	1,787,932	2,846,983

(1)	The exercise or base price per Share is equal to the average of the high and low prices of the Company on the NYSE on the date of grant.

(2)	These potential realizable values are based on the assumed annual growth rates for the market value of the Shares shown over the options’ 10-year terms. For example, a 5% growth rate, compounded annually, results in a price of $116.10 per Share and a 10% growth rate, compounded annually, results in a price of $184.87 per Share. These potential realizable values are listed to comply with the regulations of the SEC, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on share option exercises are dependent on the future performance of the Shares.

(3)	The amount for Mr. Mathrani includes 300,000 options granted to him under his 2005 employment agreement.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    19

YEAR-END OPTION HOLDINGS

The following table summarizes all exercises of options during 2004, and the number and value of options held at December 31, 2004 by the Covered Executives.

Aggregated Option Exercises in 2004 and Fiscal Year End Option Values

Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options	In-The Money Options
	Acquired	Value	at 12/31/04	at 12/31/04
	on	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	Exercise (#)	($)	(#)	($)

Steven Roth	—	—	4,527,865/247,513	175,833,000/8,416,000
Michael D. Fascitelli	—	—	5,316,373/247,513	242,562,000/8,416,000
David R. Greenbaum	—	—	388,101/41,263	14,119,000/1,404,000
Sandeep Mathrani	73,893	1,308,000	371/74,264	13,000/2,534,000
Wendy Silverstein	60,347	937,000	73,885/16,513	2,880,000/562,000

EMPLOYEE RETIREMENT PLAN

Effective December 31, 1997, the Company froze the employee retirement plan which provided retirement benefits to full-time employees of the Company. Benefits under the plan vested upon the completion of five years of service for all eligible employees. However, employees do not earn any additional benefits after December 31, 1997. In addition, no new participants are eligible to enter the frozen plan. Annual retirement benefits are equal to 1% of the participant’s base salary for each year of service. However, the portion of retirement benefits payable for service prior to plan participation is equal to 1% of the participant’s base salary as of December 31 of the year before the participant began to participate in the plan for each year of the participant’s past service.

The amounts shown below are the estimated annual benefits (payable in the form of a life annuity) for each of the Covered Executives who is a participant in the plan payable upon normal retirement at age 65. The estimated annual benefit payable at age 65 to Mr. Roth is $45,000.

EMPLOYMENT CONTRACTS

Michael D. Fascitelli

Mr. Fascitelli had an employment agreement that commenced on December 2, 1996 pursuant to which he served as President of the Company. The employment agreement had an initial term of five years. The employment agreement provided for an annual base salary of not less than $600,000. In January 2000, Mr. Fascitelli’s base salary was increased to $625,000 and in March 2001, it was increased to $1,000,000. In addition to his annual salary, at the commencement of Mr. Fascitelli’s 1996 employment agree-

20    VORNADO REALTY TRUST    2005 PROXY STATEMENT

ment, Mr. Fascitelli received a deferred payment (the “Deferred Payment”) consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable in 919,540 Shares, which are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The Deferred Payment obligation to Mr. Fascitelli vested in December 1997 and was scheduled to convert into Shares in November 2001. The conversion date was extended to December 2006. In addition, Mr. Fascitelli’s 1996 employment agreement provided that he may borrow up to $10,000,000 from the Company during the term of his employment at the applicable federal rate. As of March 31, 2005, the outstanding principal amount of loans by the Company to Mr. Fascitelli was $8,600,000. The loans, which were scheduled to mature in 2003, were extended to 2006 in connection with the 2002 extension of Mr. Fascitelli’s employment agreement, as discussed below. In February 2005, Mr. Fascitelli was granted 9,250 restricted shares of the Company and options to purchase 92,500 Shares. These awards were for the 2004 compensation year and vest ratably over a five-year period.

Effective January 1, 2002, the Company extended the employment agreement with Mr. Fascitelli for a five-year period through December 31, 2006. The 2002 employment agreement provides that, commencing on January 1, 2007, and on each January 1 thereafter, the employment term will automatically be extended for one additional year unless either the Company or Mr. Fascitelli gives written notice not to extend the agreement not less than 90 days before such date. The 2002 employment agreement provides for an annual base salary of not less than $1,000,000. In addition to his annual salary, he will be entitled to a deferred payment consisting of 626,566 convertible units on December 31, 2006, with each unit representing one Share. Accordingly, 626,566 Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The 626,566 Shares vested in December 2002. Mr. Fascitelli may also borrow up to $20,000,000 from the Company during the term of his 2002 employment agreement reduced by the amount of his outstanding loans under his 1996 employment agreement, which was $8,600,000. The loans will bear interest at the applicable federal rate and will mature on the fifth anniversary of the date each loan is made. Payment of the additional loans and the outstanding $8,600,000 may be accelerated by the Company to the extent that the aggregate principal amount of such loans exceeds 50% of the sum of (i) the value of the 1,546,106 Shares payable to Mr. Fascitelli under his original and current employment agreements and (ii) the amount by which the value of the Shares subject to options granted to Mr. Fascitelli by the Company exceeds the aggregate exercise price of such options. In accordance with the terms of his employment agreement, Mr. Fascitelli has also been given the use of a Company automobile.

The 2002 employment agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of the Company’s principal executive offices or the failure of the Company to comply with the terms of the agreement), (i) payment of his base salary shall continue for three years, offset in the second and third years for compensation received or deferred for services to any other employer, (ii) payment of the 919,540 and 626,566 vested Shares payable to him shall be made and (iii) benefits to him and his family shall continue for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct), payment of his salary will cease but payment of the 919,540 and 626,566 vested Shares payable to him shall nonetheless be made.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    21

David R. Greenbaum

Mr. Greenbaum has an employment agreement that commenced on April 15, 1997 pursuant to which he serves as President of the New York Office Division of the Company. The employment agreement provides that, commencing on April 30, 2000, and on each April 30 thereafter, the employment term shall automatically be extended for one additional year unless either the Company or Mr. Greenbaum gives written notice not to extend the agreement, at least 90 days before such date. The employment agreement provides that Mr. Greenbaum’s base salary shall not be reduced during the term of the agreement. In February 2005, Mr. Greenbaum’s annual base salary was increased to $1,000,000. Mr. Greenbaum’s employment agreement provides that he will be entitled to participate at a level commensurate with his position in any equity and/or incentive compensation with respect to senior executives of the Company. In February 2005, Mr. Greenbaum was granted 2,500 restricted shares of the Company and options to purchase 25,000 Shares. These awards were for the 2004 compensation year and vest ratably over a five-year period. In accordance with the terms of his employment agreement, he has also been given the use of a Company automobile.

The agreement also provides that if Mr. Greenbaum’s employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of the New York Office Division’s principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Greenbaum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation and (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct), payment of his salary will cease.

Sandeep Mathrani

Mr. Mathrani serves as Executive Vice President—Retail Division of the Company. His employment agreement entered into in 2002 expired in March 2005. As of January 1, 2005, the Company and Mr. Mathrani entered into a new employment agreement through January 1, 2010, with a term that automatically extends for additional one-year periods unless terminated on at least six months’ prior notice by either the Company or Mr. Mathrani. The employment agreement provides that Mr. Mathrani will receive a base salary of not less than $1,000,000, or, if the base salary is increased in the future, such increased amount. In addition, Mr. Mathrani is guaranteed an annual bonus of at least $500,000 for 2005 and received an additional one-time cash bonus of $800,000, paid in February 2005.

In connection with his employment agreement, the Company granted Mr. Mathrani 16,836 shares of restricted stock and options to acquire 300,000 of the Company’s Common Shares at $71.275 per share (in addition to the 2,000 restricted shares and 20,000 options granted to him for 2004). In addition, 100,000 options will be granted in each of 2006 and 2007 at the then prevailing market price. Both the restricted stock and options will vest one-third each year on January 20th of 2008, 2009 and 2010. The vesting of these restricted shares and options granted pursuant to his employment agreement will accelerate upon certain events including a change of control of the Company or a sale of its retail division.

22   VORNADO REALTY TRUST    2005 PROXY STATEMENT

On February 22, 2005, Mr. Mathrani repaid to the Company an outstanding loan in the amount of $500,000 previously provided for under his prior employment agreement.

Mr. Mathrani’s employment agreement also provides that if his employment is terminated by the Company without cause or by him due to a material breach of the agreement by the Company (a material breach is any failure by the Company to comply with any material provision of the agreement that is not cured within 30 days of written notice by Mr. Mathrani of non-compliance), Mr. Mathrani will immediately vest in any stock options and restricted shares granted to him by the Company. In addition, in such event, Mr. Mathrani will receive a lump sum payment equal to (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; provided his lump sum payment will be multiplied by two if the termination occurs during the first three years of the agreement. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct), payment of his salary and all other obligations of the Company under the agreement will cease. Under his employment agreement, Mr. Mathrani also receives the use of a Company automobile.

CHANGE OF CONTROL ARRANGEMENTS

In addition to those change of control arrangements that exist in the employment agreements described above, the Company’s 2002 Omnibus Share Plan generally provides, pursuant to the award agreements for options, restricted stock and other equity-based awards granted under the Plan, that equity grants will vest automatically upon a change of control of the Company.

COMPENSATION OF TRUSTEES

Trustees who are not officers of the Company receive an annual retainer and additional meeting fees for each Board or committee meeting attended. Messrs. Roth, Fascitelli and Smith received no compensation for their service as trustees. During 2004, the annual retainers for non-management trustees were: Dr. West—$100,000; Mr. Simon and Mr. Targan—$75,000 each; and Messrs. Kogod, Mandelbaum and Wight—$50,000 each. In addition, non-management trustees receive a meeting fee of $1,000 for all Board and Committee meetings attended. Dr. West’s and Messrs. Simon’s and Targan’s annual retainers are reflective of their chairmanship of or membership on the Audit Committee. It is expected that Messrs. Deering and Lynne will receive compensation corresponding to their roles on the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, consisting, in 2004, of Mr. Simon and Dr. West, grants awards under the Company’s 2002 Omnibus Share Plan and makes all other executive compensation determinations. Mr. Targan is expected to be elected to replace Mr. Simon upon the Compensation Committee upon Mr. Simon’s retirement. Messrs. Roth, Fascitelli and Smith are

2005 PROXY STATEMENT    VORNADO REALTY TRUST    23

the only officers or employees of the Company who are also members of the Board. There are no interlocking relationships involving the Company’s Board that require disclosure under the executive compensation rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Involving Interstate Properties

As of April 15, 2005, Interstate and its partners beneficially owned approximately 13.7% of the common shares of beneficial interest of the Company and 27.7% of Alexander’s common stock. Interstate is a general partnership in which Steven Roth, David Mandelbaum and Russell B. Wight, Jr. are the partners. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company, the Managing General Partner of Interstate, and the Chairman of the Board and Chief Executive Officer of Alexander’s. Messrs. Mandelbaum and Wight are trustees of the Company and also directors of Alexander’s.

The Company manages and leases the real estate assets of Interstate pursuant to a management agreement for which the Company receives an annual fee equal to 4% of base rent and percentage rent and certain other commissions. The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on sixty days notice at the end of the term. The Company believes, based upon comparable fees charged by other real estate companies, that its terms are fair to the Company. The Company earned $726,000 of management fees under the management agreement for the year ended December 31, 2004.

Transactions Involving Vornado Operating Company

In October 1998, Vornado Operating Company (“Vornado Operating”) was spun off from the Company in order to own assets that the Company could not itself own and conduct activities that the Company could not itself conduct. Vornado Operating’s primary asset was its 60% investment in AmeriCold Logistics, which leased 87 refrigerated warehouses from Americold Realty Trust (“Americold”), owned 60% by the Company until November 18, 2004 and 47.6% thereafter. The Company granted Vornado Operating a $75,000,000 unsecured revolving credit facility that was to expire on December 31, 2004. Borrowings under this facility bore interest at LIBOR plus 3%. The Company received a commitment fee equal to 1% per annum on the average daily unused portion of this facility. As part of the November 4, 2004 acquisition of AmeriCold Logistics referred to below, this facility was terminated and the outstanding balance was paid in full. Americold recognized $98,532,000 of rent from January 1, 2004 to November 4, 2004 in connection with these refrigerator warehouse leases. In addition, the Company was the day-to-day liaison to the management of AmeriCold Logistics and received a management fee of $406,000 for the period from January 1, 2004 to November 4, 2004. AmeriCold Logistics provided financial statements preparation, tax and similar services to Americold for the same period for a fee of $243,000.

At the time of its dissolution referred to below, Vornado Operating had outstanding 4,068,924 common shares and its operating partnership had outstanding 447,017 units. At such time, Messrs. Roth, Fascitelli, Joseph Macnow (our Executive Vice President—Finance and Administration and Chief Financial Officer), Mandelbaum and Wight of the Company held approximately 24.3% of the common shares and units of Vornado Operating. In addition, Messrs. Roth, Fascitelli, Macnow and Wight and Dr. West each served as an officer and/or director of Vornado Operating.

24    VORNADO REALTY TRUST    2005 PROXY STATEMENT

On December 31, 2002, the Company and Crescent Real Estate Equities formed a joint venture to acquire the Carthage, Missouri and Kansas City, Kansas quarries from AmeriCold Logistics for $20,000,000 in cash (appraised value). The Company contributed cash of $8,800,000 to the joint venture representing its 44% interest. AmeriCold Logistics used the proceeds from the sale to repay a portion of a loan to Vornado Operating. Vornado Operating then repaid $9,500,000 of the amount outstanding under the Company’s revolving credit facility. In addition, during 2004 and 2003, this joint venture acquired $21,930,000 and $5,720,000 of trade receivables from AmeriCold Logistics for $21,500,000 and $5,606,000, respectively. These receivables were subsequently collected in full. These quarry assets were included in the November 4, 2004 AmeriCold transaction.

On November 4, 2004, Americold purchased its tenant, AmeriCold Logistics, for $47,700,000 in cash. This price was negotiated by the Company and a special committee of the Board of Directors of Vornado Operating. As part of this transaction, Vornado Operating repaid the $21,989,000 balance of the loan to the Company as well as $4,771,000 of unpaid interest that the Company had not previously recorded as income.

In November 2004, a class action shareholder derivative lawsuit was brought against Vornado Operating, its directors and the Company concerning the sale of AmeriCold Logistics to Americold. A stipulation of settlement was entered into on November 24, 2004 and recorded by the Company as an expense. Under this stipulation, the litigation would be settled in return for the payment by the Company of approximately $4,500,000 (or about $1 per share prior to the payment of litigation related expenses). On December 29, 2004, Vornado Operating dissolved and made a liquidating distribution to the transfer agent for the benefit of its shareholders of $2.00 per share. On March 21, 2005, the Delaware Court of Chancery approved the settlement of the litigation on the terms stipulated. Accordingly, an additional payment of approximately $.85 per share will be made to the former shareholders of Vornado Operating.

Transactions Involving Alexander’s

As of April 15, 2005, Interstate and its three general partners—Steven Roth (Chief Executive Officer of the Company and Alexander’s and Chairman of the Board of the Company), David Mandelbaum (a trustee of the Company and director of Alexander’s) and Russell B. Wight, Jr. (a trustee of the Company and director of Alexander’s)—owned approximately 13.7% of the Shares of the Company and 27.7% of Alexander’s common stock.

The Company owns 33% of the outstanding common stock of Alexander’s. At March 31, 2005, the Company had loans receivable from Alexander’s of $124,000,000 (the largest outstanding balance of the loans during the last fiscal year), including $29,000,000 drawn under a $50,000,000 line of credit granted to Alexander’s on August 1, 2000. The maturity date of the loan and the line of credit is the earlier of January 3, 2006 and the date the Alexander’s Lexington Avenue project construction loan (the “Construction Loan”) is repaid. At March 31, 2005, the interest rate on the loan and line of credit was 9% and resets quarterly using a 6% spread to one-year treasuries with a 3% floor for treasuries. Interest on these loans (including a 1% unused commitment fee) during 2004 was $8,642,000.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    25

The Company manages, leases and develops Alexander’s properties pursuant to agreements (see below) which expire in March of each year and are automatically renewable, except for the 731 Lexington Avenue development agreement which provides for a term lasting until substantial completion of the development of the property.

The Company receives an annual fee for managing all of Alexander’s properties equal to the sum of (i) $3,000,000, (ii) 3% of the gross income from the Kings Plaza Mall, and (iii) 6% of the development costs with minimum guaranteed fees of $750,000 per annum.

The Company generally receives a fee of (i) 3% of the lease rent for the first 10 years of a lease term, 2% of lease rent for the 11th through the 20th years of a lease term and 1% of lease rent for the 21st through 30th years of a lease term, subject to the payment of rents of Alexander’s tenants and (ii) 3% of the asset sales proceeds. Such amounts are payable to the Company annually in an amount not to exceed an aggregate of $2,500,000 until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid at the time the transactions which gave rise to the commissions occurred.

The Company is entitled to a development fee for the construction of Alexander’s 731 Lexington Avenue property of approximately $26,300,000, based on 6% of construction costs, as defined, payable on the earlier of January 3, 2006, or the date of payment in full of the construction loan encumbering the property. The Company guaranteed to Alexander’s 731 Lexington Avenue construction lender, the lien free, timely completion of the construction of the project and funding of project costs in excess of a stated budget, if not funded by Alexander’s for which the Company is entitled to a $6,300,000 estimated fee based on 1% of construction costs, as defined, payable upon the completion of construction. Based upon the current status of construction, management does not anticipate the need to fund pursuant to this completion guarantee.

Building Management Services (“BMS”), a wholly-owned subsidiary of the Company, supervises the cleaning, engineering and security at Alexander’s 731 Lexington Avenue property for an annual fee of 6% of costs for such services. In October 2004, Alexander’s also contracted with BMS to provide the same services at the Kings Plaza Regional Shopping Center on the same terms. Included in BMS’s costs for such services is rent that BMS pays subsidiaries of Alexander’s for storage space in the properties. On May 27, 2004, the Company entered into an agreement with Alexander’s under which it provides property management services at 731 Lexington Avenue for an annual fee of $0.50 per square foot of the tenant-occupied office and retail space. These agreements were negotiated and approved by a special committee of directors of Alexander’s that were not affiliated with the Company.

At March 31, 2005, Alexander’s owed the Company (i) $19,748,000 in development fees, (ii) $32,209,000 in leasing fees, (iii) $5,210,000 for the guarantee fee, (iv) $537,000 in interest, and (v) $609,000 in management fees and other costs. The largest amount outstanding during the year ended December 31, 2004 for these fees and other costs was $48,200,000. During the year ended December 31, 2004, Alexander’s incurred $12,156,000 of leasing fees, $5,571,000 of development and guarantee fees, $4,101,000 of management fees and $1,768,000 of other fees and rents under its agreements with Vornado.

26    VORNADO REALTY TRUST    2005 PROXY STATEMENT

Certain Other Transactions

On July 1, 2004, the Company acquired the Marriott hotel located in its Crystal City office complex, in metropolitan Washington, DC from a limited partnership in which Robert H. Smith and Robert P. Kogod, trustees of the Company, together with family members own approximately 67%. The purchase price of $21,500,000 was paid in cash. This transaction was negotiated by management and approved at a meeting of the Board at which Messrs. Kogod and Smith recused themselves from voting. The hotel contains 343 rooms and is leased to an affiliate of Marriott International, Inc. until July 31, 2015, with one 10-year extension option. The land under the hotel was acquired in 1999.

On October 1, 2004, the Company increased its ownership interest in the Investment Building in Washington, DC to 5% by acquiring an additional 2.8% interest for $2,240,000 in cash. The Company’s original interest in the property was acquired in connection with the acquisition of the Kaempfer Company in April 2003. Mitchell N. Schear, President of the Company’s CESCR division and other former members of Kaempfer management at the time of its acquisition were also partners in the Investment Building partnership.

At March 31, 2005, the secured loan due from Mr. Roth arising from his 1992 stock option exercises was $13,123,000 (the largest outstanding balance during the last fiscal year) bearing interest at 4.49% per annum (the applicable federal rate), collateralized by assets with a value of not less than two times the loan amount and maturing in January 2006. Mr. Roth also has the right to draw up to $15,000,000 of secured loans on a revolving basis. Each additional loan will bear interest at the applicable federal rate and will mature on the sixth anniversary of the loan.

At March 31, 2005, loans due from Mr. Fascitelli, in accordance with his employment agreement, aggregated $8,600,000 (the largest outstanding balance during the last fiscal year). The loans mature in 2006 and bear interest, payable quarterly, at a rate of 3.97% (based on the applicable federal rate). Payment of the loans may be accelerated by the Company to the extent that the aggregate principal amount of the loans exceeds 50% of the sum of (i) the value of the 1,546,106 Shares payable to Mr. Fascitelli under his employment agreements and (ii) the amount by which the value of the Shares subject to options granted to Mr. Fascitelli by the Company exceeds the aggregate exercise price of such options.

In March 2004, the Company loaned $2,000,000 to Mr. Melvyn Blum (President—Development Division) pursuant to the revolving credit facility contained in his January 2000 employment agreement. The loan bears interest at 1.57% (the applicable federal rate), matures in March 2007 and had an outstanding balance of $2,000,000 at March 31, 2005.

In February 2005, Mr. Mathrani repaid the $500,000 loan to the Company provided to him under his prior employment agreement.

In the year ended December 31, 2004, the Company paid Mr. Kogod fees of $225,000 for consulting services rendered. The Company expects to pay a similar fee during 2005.

The Company leases office space to Archstone-Smith Trust and these two companies share the costs of certain office-related services. Under these agreements, for the year ended December 31, 2004, the Company recorded rent from and paid fees to Archstone-Smith Trust in the amounts of $2,468,000 and $904,000, respectively. Mr. Smith and Mr. Kogod are trustees and shareholders of Archstone-Smith Trust.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    27

With respect to one of its Manhattan properties, the Company is the lessee under a ground lease that expires in 2070. The lessor under the ground lease is a limited liability company that is owned by several members, some of which include David Mandelbaum (one of the Company’s trustees), his children, his brother, his sister and his sister’s family. The underlying fee property was purchased by the parents of Mr. Mandelbaum in 1961 and placed into trusts at that time for the benefit of their children and grandchildren. Since 1961, this property has been owned 20% by these trusts and, when the trusts expired, descendents of Mr. Mandelbaum’s parents. The remaining 80% of the limited liability company is owned by two unrelated families. One family owns 55% of the limited liability company and is its managing member. Mr. Mandelbaum’s personal interest in the property is an indirect 2.66% interest. The Company acquired the building at 888 Seventh Avenue (and the tenant’s interest under the ground lease) from an unrelated party in 1998. The limited liability company owning the property receives under the ground lease an aggregate payment of $3,350,000 a year in rent. Its rights and obligations under the ground lease are limited.

Michael Lynne, a nominee for trustee of the Company, is the Co-Chairman and Co-Chief Executive Officer of New Line Cinema Corporation. New Line Cinema Corporation is a tenant at the Company’s building at 888 Seventh Avenue in New York City. During 2004, the Company recorded rent from New Line Cinema Corporation in the amount of $3,198,000 under its lease. The lease was negotiated prior to the Company purchasing the building and renewed prior to Mr. Lynne being nominated as a trustee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s purposes are to (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the independent auditors and the Company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in the Company’s annual proxy statement. The function of the Audit Committee is oversight. The Board of Trustees, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE, as currently in effect, and in accordance with the rules and regulations promulgated by the SEC. The Board of Trustees has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Dr. West is an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to an Audit Committee Charter.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for planning and carrying out a proper audit of the Company’s annual financial statements in accordance with auditing standards generally accepted in the United States of America.

28    VORNADO REALTY TRUST    2005 PROXY STATEMENT

In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90 Audit Committee Communications. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also discussed with the independent auditors their independence. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

Based on the reports and discussions described in the preceding paragraph, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during 2004, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact “independent.”

DR. RICHARD R. WEST STANLEY SIMON RONALD TARGAN

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) has been the Company’s independent auditors since 1976. The Audit Committee has selected the Deloitte Entities as the Company’s independent auditors for the fiscal year ending December 31, 2005 as a result of a process begun in 2003 and continued into early 2004 by which the Audit Committee and management solicited and received proposals from each of the four largest independent auditing firms: Deloitte, KPMG LLP, PricewaterhouseCoopers LLP and Ernst & Young LLP. The Audit Committee initiated this process after consultation with management because it determined that there were possible benefits to be considered with regard to audit firm independence and obtaining a fresh look at the Company’s financial accounting and internal controls processes. This process was not related to the quality of services provided by the Deloitte Entities. After consideration of each of the proposals, the Audit Committee retained the Deloitte Entities as the Company’s

2005 PROXY STATEMENT    VORNADO REALTY TRUST    29

independent auditors for 2004 and continued that retention in 2005. Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services and other regulations affecting the audit engagement process will substantially assist in supporting auditor independence. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. In the event that this selection of auditors is not ratified by a majority of the common shares present or represented at the annual meeting, the Audit Committee will review its future selection of auditors but will retain all rights of selection.

Even if the selection of the Deloitte Entities is ratified at the Annual Meeting, the Audit Committee, in its discretion, may change the appointment at any time during the year.

We expect that representatives of the Deloitte Entities will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by the Deloitte Entities for the years ended December 31, 2004 and 2003, for professional services rendered for the audits of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and reviews of other filings or registration statements under the Securities Act of 1933 and Securities Exchange Act of 1934 during those fiscal years were $3,184,000 and $3,001,000, respectively. Audit fees for the year ended December 31, 2004 include $636,000 for the audit of Americold Realty Trust. During 2004, audit fees include the attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), Section 404.

Audit-Related Fees

The aggregate fees billed by the Deloitte Entities for the years ended December 31, 2004 and 2003 for professional services rendered that are related to the performance of the audits or reviews of the Company’s consolidated financial statements which are not reported above under “Audit Fees” were $2,077,000 and $2,484,000, respectively. “Audit-Related Fees” generally include fees for stand-alone audits of subsidiaries, due diligence associated with mergers/acquisitions and Sarbanes-Oxley Section 404 pre-implementation assistance.

Tax Fees

The aggregate fees billed by the Deloitte Entities for the years ended December 31, 2004 and 2003 for professional services rendered for tax compliance, tax advice and tax planning were $202,000 and $237,000, respectively. “Tax Fees” generally include fees for tax consultations regarding return preparation and REIT tax law compliance.

All Other Fees

The aggregate fees billed by the Deloitte Entities for the years ended December 31, 2004 and 2003 for professional services rendered other than those described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $0 and $124,000, respectively. “All Other Fees” generally included fees for consultations relating to systems review.

30    VORNADO REALTY TRUST    2005 PROXY STATEMENT

Pre-approval Policies and Procedures

In May 2003, the Audit Committee established a policy of reviewing and approving engagement letters with the Deloitte Entities for the services described above under “Audit Fees” before the provision of those services commences. For all other services, the Audit Committee has detailed polices and procedures pursuant to which it has pre-approved the use of the Deloitte Entities for specific services for which the Audit Committee has set an aggregate quarterly limit of $250,000 on the amount of services that the Deloitte Entities can provide the Company. Any services not specified that exceed the quarterly limit, or which would cause the amount of total services provided by the Deloitte Entities to exceed the quarterly limit, must be approved by the Audit Committee Chairman before the provision of such services commences. The Audit Committee also requires management to provide it with regular quarterly reports of the amount of services provided by the Deloitte Entities. Since the adoption of such policies and procedures, all of such fees were approved by the Audit Committee in accordance therewith.

The Board of Trustees recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2005.

INCORPORATION BY REFERENCE

To the extent this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections entitled “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), and “Performance Graph” will not be deemed incorporated unless provided otherwise in such filing.

ADDITIONAL MATTERS TO COME BEFORE THE MEETING

The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of each of the individuals named in the enclosed proxy to vote said proxy in accordance with their discretion on such matters.

PROXY AUTHORIZATION VIA THE INTERNET OR BY TELEPHONE

We have established procedures where shareholders may authorize their proxies via the Internet or by telephone. You may also authorize your proxy by mail. Please see the proxy card accompanying this Proxy Statement for specific instructions on how to authorize your proxy by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 5:00 P.M., New York City time, on May 17, 2005. Authorizing your proxy via the Internet or by telephone will not affect the right to revoke your proxy should you decide to attend the Annual Meeting in person and desire to revoke your proxy.

2005 PROXY STATEMENT    VORNADO REALTY TRUST    31

The Internet and telephone proxy authorization procedures are designed to authenticate shareholders’ identities and to allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet and telephone proxy authorization procedures that have been made available are consistent with the requirements of applicable law. Shareholders authorizing their proxies via the Internet or by telephone should understand that there may be costs associated with voting in these manners, such as charges for Internet access providers and telephone companies that must be borne by the shareholder.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

The Bylaws of the Company provide that in order for a shareholder to nominate a candidate for election as a trustee at an Annual Meeting of Shareholders or propose business for consideration at such meeting, notice must be given to the Secretary of the Company no more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to the provisions of our Bylaws must be delivered to the Secretary of the Company at the principal executive office of the Company, 888 Seventh Avenue, New York, New York 10019 between and including January 18, 2006 and February 17, 2006.

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the Company’s Annual Meeting of Shareholders in 2006 may do so by following the procedures in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, shareholder proposals must be received at the principal executive office of the Company, 888 Seventh Avenue, New York, New York 10019, Attention: Secretary, not later than December 28, 2005.

By Order of the Board of Trustees, Alan J. Rice Secretary New York, New York April 27, 2005

It is important that Proxies be returned promptly. Therefore, shareholders are urged to fill in, sign and return the accompanying proxy in the enclosed envelope.

888 Seventh Avenue, New York, New York 10019

VORNADO REALTY TRUST

P R O X Y

     The undersigned shareholder, revoking all prior proxies, hereby appoints Steven Roth and Michael D. Fascitelli, or either of them, as proxies, each with full power of substitution, to attend the Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the “Company”), to be held at the Saddle Brook Marriott, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 18, 2005 at 12:30 P.M., local time, and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. Each proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

     THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF TRUSTEES, THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS AND OTHERWISE IN THE DISCRETION OF THE PROXIES.

(Continued and to be executed, on reverse side)

VORNADO REALTY TRUST
Annual Meeting of Shareholders

AUTHORIZE YOUR PROXY BY TELEPHONE OR INTERNET
(OR COMPLETE THE PROXY CARD BELOW AND RETURN IT BY MAIL IN THE ENCLOSED ENVELOPE)

You may authorize your proxy either by mail, by telephone or by Internet. Your telephone or Internet proxy authorization authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. You must authorize your proxy by telephone or Internet, not later than 5:00 P.M., New York City time on May 17, 2005.

TO AUTHORIZE YOUR PROXY BY PHONE:
CALL TOLL FREE [1-866-388-1534] ANY TIME ON A TOUCH-TONE
TELEPHONE. THERE IS NO CHARGE TO YOU FOR THE CALL.
PLEASE HAVE THIS FORM AVAILABLE WHEN YOU CALL THE TOLL
FREE NUMBER.

You will be asked to enter the control number listed below followed by the pound sign (#) then follow the simple instructions.

TO AUTHORIZE YOUR PROXY BY INTERNET:

GO TO https://www.proxyvotenow.com/vrt.

Enter the control number listed below and follow the simple instructions.

If you authorize your proxy by telephone or Internet, please DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

CONTROL NUMBER FOR
TELEPHONIC/INTERNET PROXY
AUTHORIZATION

\/ FOLD AND DETACH HERE AND READ REVERSE SIDE \/

(Continued from other side)

1.	ELECTION OF TRUSTEES:
The Board of Trustees recommends a vote “FOR” election of the nominees for the trustees listed below.
	[ ]	FOR all nominees listed below
	[ ]	WITHHOLD AUTHORITY to vote for all nominees
	[ ]	FOR all nominees except the following:
Nominees:		Anthony Deering
Michael Lynne
Robert H. Smith
Ronald Targan
(each for a term ending at the Annual Meeting of Shareholders in 2008 and until his successor is duly elected and qualified)

2.	RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS:		Please date and sign exactly as your name or
	The Board of Trustees recommends a vote “FOR” the ratification of		names appear hereon. Each joint owner must
	the selection of independent auditors.		sign. (Officers, Executors, Administrators,
	[ ]	FOR	Trustees, etc., will kindly so indicate when
	[ ]	AGAINST	signing.)
	[ ]	ABSTAIN
Dated _________________________, 2005
Address Change and / or Comments [ ]
___________________________
Signature of Shareholder
___________________________
Signature, if held jointly

INDICATE YOUR AUTHORIZATION IN BLACK OR
BLUE INK. [X]

PLEASE AUTHORIZE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE